Exhibit 99.1

PRESS RELEASE

Valvoline Reports First-Quarter Results
•Reported net income of $87 million grew 19% and earnings per diluted share (EPS) of $0.47 grew 21%
•Adjusted diluted EPS of $0.41 grew 17% and adjusted EBITDA of $145 million grew 21%
•Sales grew 8% to $653 million
•Quick Lubes system-wide same-store sales (SSS) grew 6.0%
•Returned $81 million of cash to shareholders via dividends and share repurchases
•As of January 31, 2021, total available liquidity of approximately $700 million including cash and cash equivalents on hand of over $200 million after using $312 million in January to redeem senior notes due 2025

LEXINGTON, Ky., February 3, 2021 – Valvoline Inc. (NYSE: VVV), a leading supplier of premium branded lubricants and automotive services, today reported financial results for its first fiscal quarter ended December 31, 2020. All comparisons in this press release are made to the same prior-year period unless otherwise noted.

“Our strong results in Q1 mark a great start to the fiscal year and continue to demonstrate the resiliency and adaptability of our business,” said CEO Sam Mitchell. “We delivered this impressive performance while remaining focused on the health and safety of our employees, customers and business partners.

"Profitability improved across all segments versus last year. Quick Lubes operating income growth of 13% and EBITDA growth of 21% were driven by strong top- and bottom-line performance and robust unit additions. Core North America's operating income and EBITDA were each up 2% demonstrating continued resilience in the current challenging environment. Broad-based top-line growth and margin improvement led to a 70% increase in International operating income and a 64% increase in segment EBITDA.

Mitchell continued, “We also returned $81 million in cash to shareholders in the quarter including dividends, which increased by 11%, and the completion of $58 million in share repurchases. Our dividend and share repurchases demonstrate the confidence that management and our Board have in the ongoing cash generation of the business.”

First-Quarter Results

Reported first-quarter 2021 net income and EPS were $87 million and $0.47, respectively. These results included $10 million ($0.06 per diluted share) of after-tax net income primarily related to pension and other post-employment benefit (OPEB) impacts. Reported first-quarter 2020 net income and EPS were $73 million and $0.39, respectively. These results included after-tax income of $7 million ($0.04 per diluted share) primarily related to pension and OPEB impacts.

First-quarter 2021 adjusted net income and adjusted EPS were $77 million and $0.41, respectively, compared to adjusted net income of $66 million and adjusted EPS of $0.35 in the prior-year period. Adjusted EBITDA in the quarter was $145 million, a 21% increase compared to the prior-year period. (See Tables 7 and 8 for reconciliations of adjusted earnings.)

Operating Segment Results
Quick Lubes
•Total sales growth of 17% to $254 million; SSS grew 6.0% system-wide, 6.1% for company-owned stores and 6.0% for franchised stores
•Operating income increased $5 million or 13% to $43 million; adjusted EBITDA increased $10 million or 21% to $58 million
•Quick Lubes ended the quarter with 1,533 total company-owned and franchised stores, a net increase of 71 during the period, and contributing to an increase of 126 versus the prior year
The Quick Lubes segment started the fiscal year with strong top- and bottom-line growth. For the quarter, sales grew 17% and adjusted EBITDA was up 21%. System-wide SSS grew 6.0% versus the prior-year period driven by contributions from average ticket and transactions.

Year-over-year growth in total sales and profitability in the quarter were driven by SSS and the addition of 126 net new stores, an increase of 9%. The increase in units includes the addition of 54 acquired stores, 42 company-owned and 12 franchised, from transactions closed during the quarter. An additional 72 net new stores were added to the network versus the prior-year period, including 49 company-owned stores, primarily newly built units, and 23 franchise locations, as investments to grow the retail services system continue.

Core North America
•Operating income increased $1 million or 2% to $47 million; adjusted EBITDA increased $1 million or 2% to $51 million
•Sales and lubricant volume declined 5% to $235 million and 1% to 21.2 million gallons, respectively
•Branded premium mix increased 370 basis points to 59.7%
Gross margin rates benefited from continued favorable channel and product mix which was partially offset by unfavorable price-cost lag. Improved gross margin rates and lower expenses drove the increase in segment profitability versus the prior-year period.

Actions taken to optimize promotional performance as well as effective marketing support continue to drive solid progress in the retail channel. Total retail channel volume in the quarter increased in the low-single-digits range led by branded products. Retail channel volume growth was more than offset by lower installer channel volume, which declined in the high-single-digits range year-over-year, reflecting a slower recovery from COVID-19.

International
•Sales increased 16% to $164 million; lubricant volume increased 14% to 16.8 million gallons
•Lubricant volume from unconsolidated joint ventures increased 25% to 13.5 million gallons
•Operating income of $34 million increased $14 million or 70%; adjusted EBITDA increased $14 million or 64% to $36 million
The International segment experienced exceptional growth in sales and profitability during the quarter with solid performances across all regions, including notably strong results in Latin America and China. Volume also grew in unconsolidated joint ventures, particularly in India where the business saw a robust recovery from COVID-19 impacts, in addition to continued strength in the China joint venture.

Sales growth with improved gross margin rates -- driven by favorable geographic and product mix -- as well as an increased contribution from unconsolidated joint ventures contributed to the significant growth in profitability.

Balance Sheet and Cash Flow
•Total debt of approximately $2.0 billion and net debt of approximately $1.4 billion
•Year-to-date cash flow from operations of $79 million; free cash flow of $44 million
•Repurchased $58 million or 2.5 million shares of common stock
•Utilized $218 million to acquire quick lube units
•In January, Valvoline issued Senior Notes due 2031 and redeemed Senior Notes due 2025
In January 2021, the Company completed the issuance of 3.625% Senior Notes due 2031 with an aggregate principal amount of $535 million and used the net proceeds, together with $312 million in cash and cash equivalents on hand, to redeem its 4.375% Senior Notes due 2025 with an aggregate principal amount of $800 million and pay related expenses and fees. These transactions reduced the Company’s gross leverage and cost of capital resulting in lower ongoing interest expense.

Outlook

The guidance provided in this press release is based on current data and expectations, and could be significantly impacted by future external events related to COVID-19, such as additional state, regional or country lockdown measures or significant changes in driving trends.

“Fiscal 2021 is off to an outstanding start with record first-quarter profitability,” said Mitchell. "While COVID-19 remains a headwind to miles driven, our business continues to perform well, and we remain focused on global growth.

“We are reaffirming our full-year guidance, including low-double digit growth in adjusted EBITDA. Strong performance in Quick Lubes and International is expected to offset any short-term margin pressure from higher raw material costs.

“We expect to continue delivering durable growth and setting the pace in superior customer experience as we execute our long-term strategy of building a more service-driven business in an increasingly vibrant automotive aftermarket segment.”

Information regarding the Company's outlook for fiscal 2021 is provided in the table below:

2021 Outlook
Operating Segments
Sales growth	14 - 16%
New Quick Lube store additions (includes company-owned, franchise and acquisitions)	140 - 160
Quick Lubes system-wide same-store sales growth	12 - 14%
Normalized[1] same-store sales growth	6 - 8%
Adjusted EBITDA	$560 - $580 million
Corporate Items
Adjusted effective tax rate	25 - 26%
Diluted adjusted EPS	$1.57 - $1.67
Capital expenditures	$160 - $170 million
Free cash flow	$200 - $220 million
[1] Same-store sales growth excluding estimated COVID-19 impacts in March - May 2020 period; based on average two-year same-store sales growth between fiscal 2020 and 2021 outlook.

Valvoline’s outlook for adjusted EBITDA, diluted adjusted EPS and the adjusted effective tax rate are non-GAAP financial measures that exclude or will otherwise be adjusted for items impacting comparability. Valvoline is unable to reconcile these forward-looking non-GAAP financial measures to GAAP net income and diluted EPS for fiscal 2021 without unreasonable efforts, as the company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income and diluted EPS in fiscal 2021 but would not impact non-GAAP adjusted results.

Conference Call Webcast
Valvoline will host a live audio webcast of its fiscal first quarter 2021 conference call at 9 a.m. ET on Thursday, February 4, 2021. The webcast and supporting materials will be accessible through Valvoline’s website at http://investors.valvoline.com. Following the live event, an archived version of the webcast and supporting materials will be available.

Basis of Presentation

Certain prior year amounts have been reclassified to conform to current year presentation. In addition, the Company adopted the current expected credit losses accounting standard, effective at the beginning of fiscal 2021 using the required modified retrospective approach. Under this approach, financial information related to periods prior to adoption were not adjusted and are presented as originally reported under the previous accounting guidance. The effects of adopting the new current expected credit losses standard were recognized as an adjustment that increased opening retained deficit by approximately $2 million. The Company expects the ongoing impacts will not be material to the consolidated financial statements.

Key Business Measures
Valvoline tracks its operating performance and manages its business using certain key measures, including system-wide, company-owned and franchised store counts and same-store sales; Express Care store counts; lubricant volumes sold by unconsolidated joint ventures and total lubricant volumes sold; and percentage of premium lubricants sold. Management believes these measures are useful to evaluating and understanding Valvoline’s operating performance and should be considered as supplements to, not substitutes for, Valvoline's sales and operating income, as determined in accordance with U.S. GAAP.

Sales in the Quick Lubes reportable segment are influenced by the number of service center stores and the business performance of those stores. Stores are considered open upon acquisition or opening for business. Temporary store closings remain in the respective store counts with only permanent store closures reflected in the activity and end of period store counts. SSS is defined as sales by U.S. Quick Lubes service center stores (company-owned, franchised and the combination of these for system-wide SSS), with new stores, including franchised conversions, excluded from the metric until the completion of their first full fiscal year in operation as this period is generally required for new store sales levels to begin to normalize. Quick Lubes sales are limited to sales at company-owned stores, sales of lubricants and other products to independent franchisees and Express Care operators and royalties and other fees from franchised stores. Although Valvoline does not recognize store-level sales from franchised or Express Care stores as sales in its Statements of Consolidated Income, management believes system-wide and franchised SSS comparisons and store counts, in addition to Express Care store counts, are useful to assess the operating performance of the Quick Lubes reportable segment and the operating performance of an average Quick Lubes store.

Lubricant volumes sold by unconsolidated joint ventures are used to measure the operating performance of the International operating segment. Valvoline does not record lubricant sales from unconsolidated joint ventures as International reportable segment revenue. International sales are limited to sales by Valvoline's consolidated affiliates. Although Valvoline does not record sales by unconsolidated joint ventures as sales in its Statements of Consolidated Income, management believes lubricant volumes including and sold by unconsolidated joint ventures is useful to assess the operating performance of its investments in joint ventures.

Management also evaluates lubricant volumes sold in gallons for each of its reportable segments and premium lubricant percentage, defined as premium lubricant gallons sold as a percentage of U.S. branded segment lubricant volumes for the Quick Lubes and Core North America segments and as a percentage of total segment lubricant volume for the International segment. Premium lubricant products generally provide a higher contribution to segment profitability and the percentage of premium volumes is useful to evaluating and understanding Valvoline’s operating performance.

Use of Non-GAAP Measures
To aid in the understanding of Valvoline’s ongoing business performance, certain items within this press release are presented on an adjusted basis. These non-GAAP measures, presented on both a consolidated and operating segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net or operating income/loss, earnings/loss per share or cash flows from operating activities as a measure of operating performance or cash flows. For a reconciliation of non-GAAP measures, refer to Tables 4, 7, 8 and 9 of this press release.

The following are the non-GAAP measures management has included and how management defines them:
•EBITDA, which management defines as net income/loss, plus income tax expense/benefit, net interest and other financing expenses, and depreciation and amortization;
•Adjusted EBITDA, which management defines as EBITDA adjusted for certain non-operational items, including net pension and other postretirement plan expense/income; impairment of equity investment; and other items (which can include activity related to the separation from Ashland, impact of significant acquisitions or divestitures, restructuring costs, or other non-operational income/costs not directly attributable to the underlying business);
•Adjusted operating income, which management defines as operating income adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above;
•Free cash flow, which management defines as operating cash flows less capital expenditures and certain other adjustments, as applicable;
•Adjusted net income, which management defines as net income/loss adjusted for certain key items impacting comparability as noted in the definition of Adjusted EBITDA above, as well as the estimated net impact of the enactment of tax reform legislation and debt extinguishment and modification costs that are not reflective of the Company’s ongoing operational performance or liquidity; and
•Adjusted EPS, which management defines as earnings per diluted share calculated using adjusted net income.
These measures are not prepared in accordance with U.S. GAAP and contain management’s best estimates of cost allocations and shared resource costs. Management believes the use of non-GAAP measures on a consolidated and operating segment basis assists investors in understanding the ongoing operating performance of Valvoline’s business by presenting comparable financial results between periods. The non-GAAP information provided is used by Valvoline’s management and may not be comparable to similar measures disclosed by other companies, because of differing methods used by other companies in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income, and Adjusted EPS. These non-GAAP measures provide a supplemental presentation of Valvoline’s operating performance.

Due to depreciable assets associated with the nature of the Company’s operations and interest costs related to Valvoline’s capital structure, management believes EBITDA is an important supplemental measure to evaluate the Company’s operating results between periods on a comparable basis.

Adjusted EBITDA, Adjusted net and operating income, and Adjusted EPS generally include adjustments for unusual, non-operational or restructuring-related activities, which impact the comparability of results between periods. Management believes these non-GAAP measures provide investors with a meaningful supplemental presentation of Valvoline’s operating performance. These measures include adjustments for net pension and other postretirement plan expense/income, which includes several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets, as well as those that are predominantly legacy in nature and related to prior service to the Company from employees (e.g., retirees, former employees, current employees with frozen benefits). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) actuarial gains/losses, and (iv) amortization of prior service cost/credit. Significant factors that can contribute to changes in these elements include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets, and other changes in actuarial assumptions, such as the life expectancy of plan participants. Accordingly, management considers that these elements are more reflective of changes in current conditions in global financial markets (in particular, interest rates) and are outside the operational performance of the business and are also primarily legacy amounts that are not directly related to the underlying business and do not have an immediate, corresponding impact on the compensation and benefits provided to eligible employees for current service. These measures include pension and other postretirement service costs related to current employee service as well as the costs of other benefits provided to employees for current service.

Management uses free cash flow as an additional non-GAAP metric of cash flow generation. By including capital expenditures and certain other adjustments, as applicable, management is able to provide an indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow from operating activities, free cash flow includes the impact of capital expenditures, providing a supplemental view of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustments for certain non-discretionary cash flows, such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Valvoline’s results of operations are presented based on Valvoline’s management structure and internal accounting practices. The structure and practices are specific to Valvoline; therefore, Valvoline’s financial results, EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS are not necessarily comparable with similar information for other comparable companies. EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS each have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, or more meaningful than, net and operating income and cash flows from operating activities as determined in accordance with U.S. GAAP. Because of these limitations, one should rely primarily on net and operating income and cash flows provided from operating activities as determined in accordance with U.S. GAAP and use EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS only as supplements. In evaluating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS, one should be aware that in the future Valvoline may incur expenses/income similar to those for which adjustments are made in calculating EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS. Valvoline’s presentation of EBITDA, Adjusted EBITDA, free cash flow, Adjusted net and operating income and Adjusted EPS should not be construed as a basis to infer that Valvoline’s future results will be unaffected by unusual or nonrecurring items.

About ValvolineTM
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the Company’s heritage spans more than 150 years, during which time it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises more than 1,500 quick-lube locations, and it is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Valvoline Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including Valvoline EV Performance Fluids; Valvoline Hybrid Vehicle Full Synthetic motor oil; Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Advanced Full Synthetic motor oil; Valvoline Premium Blue™ heavy-duty motor oil; Valvoline Multi-Vehicle Automatic Transmission Fluid; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this press release, other than statements of historical fact, including estimates, projections and statements related to Valvoline’s business plans and operating results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and "Quantitative and Qualitative Disclosures about Market Risk" sections of Valvoline’s most recently filed periodic report on Form 10-K, which is available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.

TM Trademark, Valvoline or its subsidiaries, registered in various countries
SM Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION
Sean T. Cornett
Sr. Director, Investor Relations

+1 (859) 357-2798
scornett@valvoline.com

Michele Gaither Sparks
Sr. Director, Corporate Communications
+1 (859) 230-8079
michele.sparks@valvoline.com

Valvoline Inc. and Consolidated Subsidiaries		Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended
	December 31
	2020	2019
Sales	$653	$607
Cost of sales	425	396
GROSS PROFIT	228	211
Selling, general and administrative expenses	117	117
Net legacy and separation-related expenses (income)	1	(1)
Equity and other income, net	(14)	(9)
OPERATING INCOME	124	104
Net pension and other postretirement plan income	(13)	(9)
Net interest and other financing expenses	20	16
INCOME BEFORE INCOME TAXES	117	97
Income tax expense	30	24
NET INCOME	$87	$73

NET EARNINGS PER SHARE
BASIC	$0.47	$0.39
DILUTED	$0.47	$0.39

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
BASIC	185	189
DILUTED	186	189

Valvoline Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)
	December 31	September 30
	2020	2020
ASSETS
Current assets
Cash and cash equivalents	$527	$760
Receivables, net	430	433
Inventories, net	213	199
Prepaid expenses and other current assets	44	46
Total current assets	1,214	1,438

Noncurrent assets
Property, plant and equipment, net	713	613
Operating lease assets	293	261
Goodwill and intangibles, net	739	529
Equity method investments	46	44
Deferred income taxes	28	34
Other noncurrent assets	123	132
Total noncurrent assets	1,942	1,613

Total assets	$3,156	$3,051

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long-term debt	$88	$—
Trade and other payables	158	189
Accrued expenses and other liabilities	260	255
Total current liabilities	506	444

Noncurrent liabilities
Long-term debt	1,887	1,962
Employee benefit obligations	303	317
Operating lease liabilities	260	231
Other noncurrent liabilities	255	173
Total noncurrent liabilities	2,705	2,683

Stockholders' deficit	(55)	(76)

Total liabilities and stockholders’ deficit	$3,156	$3,051

Valvoline Inc. and Consolidated Subsidiaries		Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$87	$73
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	21	16
Equity income from unconsolidated affiliates, net of distributions	—	(2)
Pension contributions	(1)	(4)
Stock-based compensation expense	3	4
Other, net	—	2
Change in operating assets and liabilities	(31)	(30)
Total cash provided by operating activities	79	59

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(35)	(28)
Repayments on notes receivable	9	—
Acquisitions of businesses	(218)	(6)
Other investing activities, net	(1)	(1)
Total cash used in investing activities	(245)	(35)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	11	—
Repurchases of common stock	(58)	—
Cash dividends paid	(23)	(21)
Other financing activities	(3)	(2)
Total cash used in financing activities	(73)	(23)
Effect of currency exchange rate changes on cash, cash equivalents, and restricted cash	6	3
(DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(233)	4
Cash, cash equivalents, and restricted cash - beginning of period	761	159
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH - END OF PERIOD	$528	$163

Valvoline Inc. and Consolidated Subsidiaries								Table 4
FINANCIAL INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)
	Three months ended December 31
	2020				2019
	Sales	Operating income	Depreciation and amortization	EBITDA	Sales	Operating income	Depreciation and amortization	EBITDA
Quick Lubes	$254	$43	$15	$58	$218	$38	$10	$48
Core North America	235	47	4	51	248	46	4	50
International	164	34	2	36	141	20	2	22
Total operating segments	653	124	21	145	607	104	16	120
Unallocated and other (a)		—		13		—		9
Total results	653	124	21	158	607	104	16	129
Key items:
Net pension and other postretirement plan income		—		(13)		—		(9)
Net legacy and separation-related expenses (income)		1		1		(1)		(1)
Business interruption recovery		(1)		(1)		—		—
Restructuring and related expenses		—		—		1		1
Adjusted results	$653	$124	$21	$145	$607	$104	$16	$120

(a) Unallocated and other includes pension and other postretirement plan non-service income and remeasurement adjustments, net legacy and separation-related activity and certain other corporate matters not allocated to the operating segments.

Valvoline Inc. and Consolidated Subsidiaries		Table 5
INFORMATION BY OPERATING SEGMENT
(In millions - preliminary and unaudited)

	Three months ended
	December 31
	2020	2019
QUICK LUBES
Lubricant sales (gallons)	7.7	7.3
Premium lubricants (percent of U.S. branded volumes)	69.4%	66.5%
Gross profit as a percent of sales (a)	35.0%	37.3%
Same-store sales growth - Company-owned (b)	6.1%	6.3%
Same-store sales growth - Franchised (b) (c)	6.0%	9.9%
Same-store sales growth - Combined (b) (c)	6.0%	8.4%
CORE NORTH AMERICA
Lubricant sales (gallons)	21.2	21.4
Premium lubricants (percent of U.S. branded volumes)	59.7%	56.0%
Gross profit as a percent of sales (a)	37.6%	36.3%
INTERNATIONAL
Lubricant sales (gallons) (d)	16.8	14.7
Lubricant sales (gallons), including unconsolidated joint ventures (e)	30.3	25.5
Premium lubricants (percent of lubricant volumes)	27.1%	25.8%
Gross profit as a percent of sales (b)	30.9%	28.7%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales, divided by sales.
(b)	Beginning in fiscal 2021, Valvoline determines same-store sales (SSS) growth as sales by U.S. Quick Lubes service center stores, with new stores, including franchised conversions, excluded from the metric until the completion of their first full fiscal year in operation. Previously, SSS growth was determined as sales by U.S. Quick Lubes service center stores, with stores new to the U.S. Quick Lubes system excluded from the metric until completion of their first full year in operation. Prior period measures have been revised to conform to the current basis of presentation.
(c)	Valvoline franchisees are distinct legal entities and Valvoline does not consolidate the results of operations of its franchisees.
(d)	Excludes volumes sold by unconsolidated joint ventures.
(e)	Valvoline unconsolidated joint ventures are distinct legal entities and Valvoline does not consolidate the results of operations of its unconsolidated joint ventures.

Valvoline Inc. and Consolidated Subsidiaries					Table 6
QUICK LUBES STORE INFORMATION
(Preliminary and unaudited)

	Company-owned
	First Quarter 2021	Fourth Quarter 2020	Third Quarter 2020	Second Quarter 2020	First Quarter 2020

Beginning of period	584	548	536	524	519
Opened	10	22	5	7	2
Acquired	42	2	2	1	7
Net conversions between company-owned and franchised	27	12	5	4	(4)
End of period	663	584	548	536	524

	Franchised
	First Quarter 2021	Fourth Quarter 2020	Third Quarter 2020	Second Quarter 2020	First Quarter 2020

Beginning of period	878	884	883	883	866
Opened	8	7	8	8	13
Acquired	12	—	—	—	—
Net conversions between company-owned and franchised	(27)	(12)	(5)	(4)	4
Closed	(1)	(1)	(2)	(4)	—
End of period (a)	870	878	884	883	883

Total stores	1,533	1,462	1,432	1,419	1,407

	Express Care
	First Quarter 2021	Fourth Quarter 2020	Third Quarter 2020	Second Quarter 2020	First Quarter 2020

Number of locations at end of period (a)	295	296	304	301	307

(a) Included in the store counts at the end of the second, third and fourth quarters of fiscal 2020 were certain service center stores temporarily closed at the discretion of the respective independent operators due to the impacts of COVID-19. There were no service center stores temporarily closed as of December 31, 2020. As of September 30, 2020, 1 franchised service center store was temporarily closed, 5 franchised service center stores were temporarily closed as of June 30, 2020, and 26 franchised and 12 Express Care service center stores were temporarily closed as of March 31, 2020.

Valvoline Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - NET INCOME AND DILUTED EARNINGS PER SHARE
(In millions, except per share amounts - preliminary and unaudited)

	Three months ended
	December 31
	2020	2019

Reported net income	$87	$73
Adjustments:
Net pension and other postretirement plan income	(13)	(9)
Net legacy and separation-related expenses (income)	1	(1)
Business interruption recovery	(1)	—
Restructuring and related expenses	—	1
Total adjustments, pre-tax	(13)	(9)
Income tax expense of adjustments	3	2
Total adjustments, after tax	(10)	(7)
Adjusted net income	$77	$66

Reported diluted earnings per share	$0.47	$0.39
Adjusted diluted earnings per share	$0.41	$0.35

Weighted average diluted common shares outstanding	186	189

Valvoline Inc. and Consolidated Subsidiaries		Table 8
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)
	Three months ended
	December 31
	2020	2019
Adjusted EBITDA - Valvoline
Net income	$87	$73
Add:
Income tax expense	30	24
Net interest and other financing expenses	20	16
Depreciation and amortization	21	16
EBITDA	158	129
Key items: (a)
Net pension and other postretirement plan income	(13)	(9)
Net legacy and separation-related expenses (income)	1	(1)
Business interruption recovery	(1)	—
Restructuring and related expenses	—	1
Adjusted EBITDA	$145	$120

Adjusted EBITDA - Quick Lubes
Operating income	$43	$38
Key items: (a)
N/A	—	—
Adjusted operating income	43	38
Add:
Depreciation and amortization	15	10
Adjusted EBITDA	$58	$48

Adjusted EBITDA - Core North America
Operating income	$47	$46
Key items: (a)
N/A	—	—
Adjusted operating income	47	46
Add:
Depreciation and amortization	4	4
Adjusted EBITDA	$51	$50

	Table 8 (continued)

	Three months ended
	December 31
	2020	2019
Adjusted EBITDA - International
Operating income	$34	$20
Key items: (a)
N/A	—	—
Adjusted operating income	34	20
Add:
Depreciation and amortization	2	2
Adjusted EBITDA	$36	$22

Adjusted EBITDA - Unallocated and other
Operating income	$—	$—
Add:
Depreciation and amortization	—	—
Net pension and other postretirement plan income	13	9
EBITDA	13	9
Key items: (a)
Net pension and other postretirement plan income	(13)	(9)
Net legacy and separation-related expenses (income)	1	(1)
Business interruption recovery	(1)	—
Restructuring and related expenses	—	1
Adjusted EBITDA	$—	$—

(a) Key items were recorded in Unallocated and other and none were recognized in operating segment results. The table above reconciles Unallocated and other operating income and relevant other items reported below operating income to EBITDA and Adjusted EBITDA.

Valvoline Inc. and Consolidated Subsidiaries		Table 9
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended
	December 31
Free cash flow (a)	2020	2019
Total cash flows provided by operating activities	$79	$59
Adjustments:
Additions to property, plant and equipment	(35)	(28)
Free cash flow	$44	$31

		Fiscal year
Free cash flow (a)		2021 Outlook
Total cash flows provided by operating activities		$370 - $380
Adjustments:
Additions to property, plant and equipment		(160 - 170)
Free cash flow		$200 - $220

(a)	Free cash flow is defined as cash flows from operating activities less capital expenditures and certain other adjustments as applicable.